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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firms" in Amendment #2 of the Registration Statement (Form S-4) and related Prospectus of Vanguard Health Systems, Inc., Vanguard Health Holding Company II, LLC, Vanguard Holding Company, Inc., Vanguard Health Holding Company I, LLC and Vanguard Holding Company I, Inc. for the registration of $575,000,000 of 9% Senior Subordinated Notes due 2014 and $216,000,000 of 11-1/4% Senior Discount Notes due 2015, and to the inclusion therein of our report dated December 20, 2002, with respect to the consolidated financial statements of Baptist Health System as of and for the years ended August 31, 2002, 2001 and 2000.

/s/ BDO Seidman, LLP

Dallas, Texas
December 20, 2004